Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of the 30th day of April, 2014 (the “Agreement”), by and between CMG HOLDINGS GROUP, INC., a Nevada corporation (“CMG”), having its principal place of business at 875 North Michigan Avenue, Chicago, IL 60611, and Glenn Laken (“Employee”) of CMG (Employee and CMG are collectively referred to as the “Parties”).

WITNESSETH:

WHEREAS, CMG is engaged in the business of experiential advertising and marketing through its subsidiary, XA, The Experiential Agency, Inc. (“XA”) and on-line gaming, through its subsidiary, Good Gaming, Inc. (“GGI”)(the “Businesses”); and

WHEREAS, Employee has represented that he has the experience, background and expertise necessary to enable him to be CMG’s Chief Executive Officer and to manage the businesses of XA and GGI; and

WHEREAS, based on such representation, on April 7, 2014, the Board (as defined below) approved to appoint and employ Employee as CMG’s Chief Executive Officer and grant Employee a warrant to purchase a total of forty million (40,000,000) shares of Common Stock at an exercise price of $0.0155 with a term of five years (the “Warrants”);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the Parties agree as follows:

1.	DEFINITIONS. As used herein, the following terms shall have the following meanings:

1.1 “Affiliate” means any Person controlling, controlled by or under common control with CMG, including XA and GGI.

1.2  “Board” means the Board of Directors of CMG Holdings Group, Inc.

1.3  “Cause” means:

1.3.1	Employee’s persistent failure to perform his duties and responsibilities as set forth in a written job description as designated by the Board after delivery of written notice to Employee detailing the basis for such failure, with a reasonable opportunity for Employee to cure such failure (not to exceed 30 days); provided, however, if Employee shall be diligently pursuing a cure, CMG may, in its discretion, extend such period for a reasonable period of time;

1.3.2	Employee’s knowing participation in any activity that is competitive with or financially injurious to CMG;

1.3.3	Employee’s commission of any fraud against CMG, or unauthorized use or appropriation of any funds or properties of CMG for Employee’s personal gain;

1.3.4	Employee’s conviction of a felony offense involving moral turpitude;

1.3.5	Employee’s knowing misappropriation of trade secrets or proprietary information of CMG, CMG customers, suppliers or other third parties, who have provided confidential or proprietary information to CMG pursuant to an effective confidentiality agreement with CMG;

1.4 “Common Stock” means CMG’s $.001 par value per share common stock.

1.5 “Date of Termination” means (a) in the case of a termination for which a Notice of Termination (as hereinafter defined in Section 5.4.3) is required, the date of actual receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (b) in all other cases, the actual date on which the Employee’s employment terminates during the Term of Employment (as hereinafter defined in Section 3) (it being understood that nothing contained in this definition of “Date of Termination” shall affect any of the cure rights provided to the Employee or CMG in this Agreement).

1.6 “Disability” means Employee’s inability to render, for a period of nine (9) consecutive months, services hereunder due to his physical or mental incapacity.

1.7 “Effective Date” means April 7, 2014.

1.8 “Person(s)” means any individual or entity of any kind or nature, including any other person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, and as used in Sections 13(d) and 14(d) thereof.

1.9 “Prospective Customer” shall mean any Person which has either (a) entered into a nondisclosure agreement with CMG, XA or GGI or any other CMG subsidiary or (b) has within the preceding 12 months received a currently pending and not rejected written proposal in reasonable detail from CMG, XA, GGI or another CMG subsidiary.

1.10 “Severance Payments” shall mean any payments made under section 5.3.5.

2.	EMPLOYMENT.

2.1 Agreement to Employ. Effective as of the Effective Date, CMG hereby agrees to employ Employee, and Employee hereby agrees to serve, subject to the provisions of this Agreement, as an officer and employee of CMG.

2.2 Duties and Schedule. Employee shall serve as CMG’s Chief Executive Officer and shall have such responsibilities as designated by the Board that are not inconsistent with applicable laws, regulations and rules. Employee shall report directly to the Board as circumstances may require.

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3.            TERM OF AGREEMENT. Unless Employee’s employment shall sooner terminate pursuant to Section 5, CMG shall employ Employee for a term commencing on the Effective Date and ending on the fifth anniversary thereof, which shall be renewed for additional three-year terms unless notice of non-renewal is received by Employee from CMG within ninety (90) days of the end of the initial five year term or a subsequent three year renewal term.  The period during which Employee is employed pursuant to this Agreement shall be referred to as the “Term” or the “Term of Employment”.

4.	COMPENSATION.

4.1 Salary. Employee’s salary during the Term shall be $180,000 per year (the “Salary”) payable in accordance with CMG’s normal payroll practices. All applicable withholding taxes shall be deducted from such payments. The Board, or the Compensation Committee of the Board, if any, will review Employee’s Salary at least once per year and may, in its discretion, increase (but not decrease) the Salary in accordance with CMG’s compensation policies.  In the event that the Company lacks sufficient cash to pay the Salary, the Company may, at Employee’s discretion either (i) accrue the Salary until such time as it can be paid in cash; provided, however that the Salary may not be accrued for more than four (4) months or (ii) pay the Salary in Company common stock at a price equal to the 30-day trailing volume weighted average price as reported by Bloomberg, L.P. prior to the date the Salary is due.

4.2 Cash Bonus. Employee shall be entitled to cash bonuses as may be granted in the discretion of the Board.

4.3 Equity Compensation. Employee hereby acknowledges receipt of the Warrants as compensation hereunder.

4.4 Health Insurance; Other Employee Benefits. During the Term, Employee shall receive such health coverage as is available to employees of CMG and/or any CMG subsidiary.    In addition, during the Term, Employee shall be eligible to participate in any other employee benefit plan, program or practice, in each case, sponsored by CMG for its executives or employees on terms and conditions set forth in such programs and plans (as amended from time to time).

4.5 Vacation. Employee shall be entitled to four (4) weeks of paid vacation per calendar year taken at such times so as to not materially impede his duties hereunder. Vacation days that are not taken may not be carried over into future years.  Illness days shall be consistent with CMG’s standard policies.

4.6 Monthly Allowances. Employee shall receive allowances of $1,000 per month for purposes such as automobile, cellular phone and other expenses reasonably related to the Businesses.

4.7 Business Expenses. Employee shall be reimbursed by CMG for all ordinary and necessary expenses incurred by Employee in the performance of his duties hereunder on behalf of CMG, XA, GGI or any other subsidiary.

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5.	TERMINATION.

5.1 Termination Due to Death or Disability.

5.1.1	Death. This Agreement shall terminate immediately upon the death of Employee. Upon Employee’s death, Employee’s estate or Employee’s legal representative, as the case may be, shall be entitled to Employee’s accrued and unpaid Salary and vacation as of the date of Employee’s death, plus all other compensation and benefits that were vested through the date of Employee’s death, including, but not limited to, any vested and unpaid or granted and unpaid annual bonus and equity award(s) for the calendar year prior to Employee’s death.

5.1.2	Disability. In the event of Employee’s Disability, this Agreement shall terminate and Employee shall be entitled to receive the following: (i) continuation of Employee’s Salary for Employee’s Disability period (it being understood that such period will be nine months from the first date that Employee is unable to work), and (ii) any unvested equity compensation will continue to vest for a period of three (3) years after the Employee’s Disability occurs. In addition, Employee shall also be entitled to (a) accrued and unpaid vacation as of the Date of Termination; and (b) all other compensation and benefits that were vested through the Date of Termination, including, but not limited to, any vested and unpaid or granted and unpaid annual bonus and equity award(s) through the first day of Employee’s Disability.

5.2 Termination by CMG for Cause.  CMG may terminate Employee’s employment hereunder for Cause by delivery of written notice to Employee specifying the cause or causes relied upon for such termination. If CMG terminates Employee’s employment hereunder for Cause, Employee shall be entitled only to (a) Employee’s accrued and unpaid Salary and vacation through the Date of Termination; and (b) all other compensation and benefits that were vested through the Date of Termination, including, but not limited to, any vested and unpaid or granted and unpaid annual bonus and equity award(s) through the Date of Termination.

5.3 Termination Without Cause. CMG may terminate the Employee’s employment hereunder without Cause. If CMG terminates the Employee’s employment hereunder without Cause, other than due to death or Disability, the Employee shall be entitled to only the following:

5.3.1	Employee’s accrued and unpaid Salary and vacation through the Date of Termination;

5.3.2	all other compensation and benefits that were granted through the Date of Termination, including but not limited to, any granted and unpaid annual bonus and equity award(s) through the Date of Termination. All such granted equity awards(s) that have not vested shall immediately vest upon the Date of Termination;

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5.3.3	All equity compensation shall immediately vest; and

5.3.4	CMG shall continue or cause to be continued at the expense of CMG the Employee’s life and medical insurance benefits in effect immediately prior to the Date of Termination until the earlier of: (a) two (2) years from the Date of Termination, (b) the date Employee reaches normal retirement age, (c) the date on which Employee becomes eligible for coverage under another employer’s plan, or (d) Employee’s cancellation of such coverage in writing; and

5.3.5	Employee shall be entitled to Severance Payments as set forth below:

5.3.5.1	In the event that during the Term, CMG terminates Employee’s employment hereunder without Cause or Employee terminates the employment for Good Reason, as defined below in Section 5.4, Employee shall be entitled to the severance payments in the amount equal to the Salary that he would have received for a period of one (1) year immediately after the Date of Termination;

5.3.5.2	All Severance Payments set forth in this Section 5.3.5 are subject to the following conditions: (a) Employee shall perform such reasonable duties as may be requested by CMG during the period the Severance Payments set forth in this Section 5.3.5 are made; (b) Employee shall refrain from disparaging CMG, CMG and any of their directors, officers, employees or affiliates and CMG shall refrain from denigrating Employee; and (c) Employee cooperates with CMG in all reasonable requests to transition Employee’s replacement. Subject to Employee’s compliance with the foregoing, all Severance Payments set forth in this Section 5.3.5 shall be paid to Employee in installments over the Term, with the first installment payment, which shall cover the period from Employee’s Date of Termination to the first regularly scheduled CMG payroll date that occurs after the fifty-fifth (55th) day following Employee’s Date of Termination, shall be paid to Employee on such regularly scheduled payroll date after such fifty-fifth (55th) day and the remaining amounts shall be paid to Employee in installments over the remainder of the Term in accordance with CMG’s regularly scheduled payroll dates, commencing with CMG’s first regularly scheduled payroll date that occurs after such first payment.

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5.4 Termination by Employee. Any termination of this Agreement by Employee by formal notice shall have the same effect as a termination by CMG for Cause, unless Employee terminates employment for “Good Reason” as defined below.  A termination for Good Reason shall have the same effect as a termination by CMG without Cause.

5.4.1	For purposes of this Agreement “Good Reason” shall mean 1) a material diminution in Employee’s duties and responsibilities, or material change in reporting structure; 2) CMG shall default in the performance of any of its material obligations under this Agreement (provided that, in any such case, Employee shall have provided the Board with written notice of such default and not less than thirty (30) days to cure such default); 3) the occurrence of a Change of Control (as defined below); or 4) CMG requests that Employee engage in any illegal conduct, or retaliates against Employee for objecting to any illegal conduct by CMG.

5.4.2	For purposes of this Agreement, “Change in Control” shall mean: (i) any acquisition by any person or any persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a “Group”) of fifty percent (50%) or more of the total voting power of all classes of capital stock of CMG entitled to vote generally in the election of the Board; (ii) any other acquisition by any person or group of the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board through beneficial ownership of the capital stock or otherwise; (iii) the merger or consolidation of CMG as a result of which persons who were stockholders of CMG immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, 50% or more of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; (iv) the sale, transfer or other disposition of all or substantially all of the assets of CMG through one transaction or a series of related transactions to one or more persons or entities who are not, immediately prior to such sale, transfer or other disposition, stockholders of CMG immediately prior to such sale(s), transfer(s) or other disposition(s). Notwithstanding the foregoing, or anything to the contrary contained herein, it shall not be a Change in Control if any of the foregoing transactions are approved in writing by persons who, as of the date of this Agreement, in the aggregate, own more than 50% of the voting stock of CMG.

5.4.3	Notice of Termination. Any termination of the Employee by CMG shall be communicated by a notice of termination to the Employee given in accordance with Section 8.4 of this Agreement (the “Notice of Termination”). Such notice shall (a) indicate the specific termination provision in this Agreement relied upon and (b) if the termination date is other than the date of receipt of such notice, specify the dates on which the Employee’s employment is to be terminated (which date shall not be earlier than the date on which such notice is given).

5.5 Payment. Except as otherwise provided in this Agreement, more specifically excluding Severance Payments, any payments to which the Employee shall be entitled under this Section 5, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the Date of Termination, but in no event more than 30 days after the Date of Termination.  If the amount of any payment due to the Employee cannot be finally determined within 30 days after the Date of Termination, such amount shall be reasonably estimated on a good faith basis by CMG and the estimated amount shall be paid no later than thirty (30) days after such Date of Termination.  As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to Employee shall be made as promptly as practicable.  The payment of any amounts under this Section 5 shall not affect Employee’s rights to receive any workers’ compensation benefits.

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5.6 No Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice provided by CMG or its subsidiaries, if any, and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any other contract or agreement with the CMG or its subsidiaries, at or subsequent to the Date of Termination (“Other Benefits”), which such Other Benefits shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if Employee receives payments and benefits pursuant to Section 5.3 of this Agreement, Employee shall not be entitled to any severance pay or benefits under any severance plan, program or policy of CMG, unless otherwise specifically provided therein in a specific reference in or to this Agreement.

6.	EMPLOYEE’S REPRESENTATIONS. The Employee represents and warrants to CMG that: (a) he is subject to no contractual, fiduciary or other obligation which may affect the performance of his duties under this Agreement; (b) he has terminated, in accordance with their terms, any contractual obligation which may affect his performance under this Agreement; (c) his employment with CMG will not require him to use or disclose proprietary or confidential information of any other person or entity; and (d) any other agreements he previously had with CMG with respect to a consulting arrangement are hereby terminated and of no further force or effect.

7.	NON-COMPETITION: NON-DISCLOSURE; INVENTIONS.

7.1 Trade Secrets. Employee acknowledges that his employment position with CMG is one of trust and confidence. Employee further understands and acknowledges that, during the course of Employee's employment with CMG, Employee will be entrusted with access to certain confidential information, specialized knowledge and trade secrets which belong to CMG including but not limited to, their methods of operation and developing customer base, its manner of cultivating customer relations, its practices and preferences, current and future market strategies, formulas, patterns, patents, devices, secret inventions, processes, compilations of information, records, and customer lists, all of which are regularly used in the operation of their business and which Employee acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive Property of CMG (hereinafter “Trade Secrets”). Employee covenants and agrees to use his best efforts and utmost diligence to protect those Trade Secrets from disclosure to third parties.  Employee further acknowledges that, absent the protections afforded CMG in Section 7, Employee would not be entrusted with any of such Trade Secrets. Accordingly, Employee agrees and covenants (which agreement and covenant shall survive the termination of this Agreement regardless of the reason) as follows:

7.1.1	Employee will at no time take any action or make any statement that will disparage or discredit CMG, any of its subsidiaries or their products or services;

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7.1.2	During the period of Employee's employment with CMG and for twenty-four (24) months immediately following the termination of such employment, Employee will not disclose or reveal to any person, firm or corporation other than in connection with the business of CMG or as may be required by law, any Trade Secret used or useable by CMG or any of its subsidiaries, divisions or Affiliates (collectively the “Companies”) in connection with their respective businesses, known to Employee as a result of his employment by CMG, or other relationship with the Companies, and which is not otherwise publicly available. Employee further agrees that during the term of this Agreement and at all times thereafter, he will keep confidential and not disclose or reveal to any person, firm or corporation other than in connection with the business of the Companies or as may be required by applicable law, any information received by him during the course of his employment with regard to the financial, business, or other affairs of the Companies, their respective officers, directors, customers or suppliers which is not publicly available;

7.1.3	Upon the termination of Employee's employment with CMG, Employee will return to CMG all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment and other materials relating to the business of any of the Companies, which Employee hereby acknowledges are the sole and exclusive property of the Companies or any one of them. Nothing in this Agreement shall prohibit Employee from retaining, at all times any document relating to his personal entitlements and obligations, his rolodex, his personal correspondence files; and any additional personal property;

7.1.4	During the term of the Agreement and, for a period of twenty-four (24) months immediately following the termination of the Employee's employment with CMG, Employee shall not: compete, or participate as a shareholder, director, officer, partner (limited or general), trustee, holder of a beneficial interest, employee, agent of or representative in any business competing directly with the Companies without the prior written consent of CMG, which may be withheld in CMG’s sole discretion; provided, however, that nothing contained herein shall be construed to limit or prevent the purchase or beneficial ownership by Employee of less than five percent of any security registered under Section 12 or 15 of the Securities Exchange Act of 1934;

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7.1.5	During the term of the Agreement and, for a period of twenty-four (24) months immediately following the termination of the Employee's employment with CMG, Employee will not:

7.1.5.1	solicit or accept competing business from any customer of any of the Companies or any person or entity known by Employee to be or have been, during the preceding 18 months, a customer or Prospective Customer of any of the Companies without the prior written consent of CMG;

7.1.5.2	encourage, request or advise any such customer or Prospective Customer of any of the Companies to withdraw or cancel any of their business from or with any of the Companies; or

7.1.6	Employee will not during the period of his employment with CMG and, subject to the provisions hereof for a period of twenty-four (24) months immediately following the termination of Employee's employment with CMG,

7.1.6.1	conspire with any person employed by any of the Companies with respect to any of the matters covered by this Section 7;

7.1.6.2	encourage, induce or solicit any person employed by any of the Companies to facilitate Employee's violation of the covenants contained in this Section 7;

7.1.6.3	assist any entity to solicit the employment of any employee of any of the Companies; or

7.1.6.4	employ or hire any employee of any of the Companies, or solicit or induce any such person to join the Employee as a partner, investor, coventurer, or otherwise encourage or induce them to terminate their employment with any of the Companies. Employee shall not be deemed to hire any such person so long as Employee did not directly or indirectly engage in or encourage such hiring.

7.2 Employee expressly acknowledges that all of the provisions of this Section 7 of this Agreement have been bargained for and Employee's agreement hereto is an integral part of the consideration to be rendered by the Employee which justifies the rate and extent of the compensation provided for hereunder.

7.3 Employee acknowledges and agrees that a violation of any one of the covenants contained in this Section 7 shall cause irreparable injury to CMG, that the remedy at law for such a violation would be inadequate and that CMG shall thus be entitled to temporary injunctive relief to enforce that covenant until such time that a court of competent jurisdiction either (i) grants or denies permanent injunctive relief or (ii) awards other equitable remedy(s) as it sees fit.

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7.4 Successors.

7.4.1	Employee. This Agreement is personal to Employee and, without the prior express written consent of CMG, shall not be assignable by Employee, except that Employee’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a Disability. This Agreement shall inure to the benefit of and be enforceable by Employee’s estate, heirs, beneficiaries, and/or legal representatives.

7.4.2	CMG. This Agreement shall inure to the benefit of and be binding upon CMG and its successors and assigns.

7.5 Inventions and Patents. CMG shall be entitled to the sole benefit and exclusive ownership of any inventions or improvements in drugs, products, processes, or other things that may be made or discovered by Employee while he is in the service of CMG, and all patents for the same. During the Term, Employee shall do all acts necessary or required by CMG to give effect to this section and, following the Term, Employee shall do all acts reasonably necessary or required by CMG to give effect to this section.  In all cases, CMG shall pay all costs and fees associated with such acts by Employee.

8.	MISCELLANEOUS.

8.1 Indemnification.  CMG and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Employee harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, Employee’s employment by CMG, other than any such Losses incurred as a result of Employee’s negligence or willful misconduct.  CMG shall, or shall cause a subsidiary thereof to, advance to Employee any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law.  Such costs and expenses incurred by Employee in defense of any such proceeding shall be paid by CMG or applicable subsidiary in advance of the final disposition of such proceeding promptly upon receipt by CMG of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Employee is not entitled to be indemnified by CMG or any subsidiary thereof. CMG will provide Employee with coverage under all director’s and officer’s liability insurance policies which is has in effect during the Term, with no deductible to Employee.

8.2 Applicable Law. Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, applied without reference to principles of conflict of laws.

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8.3 Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

8.4 Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Glenn Laken

2130 North Lincoln Park West

Apartment 8N

Chicago, IL  60614

If to CMG:

CMG Holdings Group, Inc.

875 North Michigan Avenue

Chicago, IL 60611

Phone: 646-688-6381

E-mail: captjedge@aol.com

With a copy to (which shall not constitute notice):

Ofsink, LLC

230 Park Avenue, Suite 851

New York, New York 10169

Attn: Darren Ofsink

Facsimile: 646-224-9844

Or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

8.5 Withholding. CMG may withhold from any amounts payable under the Agreement, such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

8.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

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8.7 Captions. The captions of this Agreement are not part of the provisions and shall have no force or effect.

8.8 Entire Agreement. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

8.9 Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Employee’s employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

8.10 Waiver. Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

8.11 Joint Efforts/Counterparts. Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party.  This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.12 Representation by Counsel.   Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

8.13 No Mitigation. Employee shall have no duty to seek other employment and the amounts, benefits and entitlements payable to Employee hereunder or otherwise shall not be subject to reduction, offset or repayment for any compensation received by Employee from services provided by Employee following the termination of Employee’s employment with CMG.

8.14 Section 409A.

8.14.1	The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall CMG be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

8.14.2	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 8.14 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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8.14.3	To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

8.14.4	For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of CMG.

8.14.5	Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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8.15 Adjustment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that as a result of any payment or distribution by CMG to or for Employee’s benefit whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), Employee would be subject to the excise tax imposed by Sections 409A, 280G or Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Employee is in the same after-tax position as if no Excise Tax had been imposed upon Employee with respect to the Payments, provided further that such Gross-Up Payment shall be made prior to April 15th of the calendar year following the year in which Employee receive any payment or distribution from CMG which gives rise to a Gross-Up Payment.

-- Signature page follows --

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE:	CMG HOLDINGS GROUP, INC.

/s/ Glenn Laken	By:	/s/ Jeffrey Devlin
Glenn Laken	Name:	Jeffrey Devlin
	Title:	Director and Chief Financial Officer

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